Exhibit 99.1

For additional information, contact: E.L. Spencer, Jr. President, CEO and Chairman of the Board (334) 821-9200

Press Release – July 22, 2010

Auburn National Bancorporation, Inc. Reports Second Quarter Net Earnings

Second Quarter 2010 Results – Compared to Second Quarter 2009:

•	Continued profitability with net earnings of $1.6 million or $0.44 per share

•	Net interest margin increased by 18 basis points

•	Noninterest income improved due to significant decline in other-than-temporary impairment charges

•	Credit quality continued to compare favorably to industry peers; nonperforming assets to total assets of 1.98%

•	Strengthened loan loss reserve to 1.75% of total loans at June 30, 2010, compared to 1.24% at June 30, 2009

•	Maintained strong balance sheet with a tangible common equity ratio of 7.38%

AUBURN, Alabama – Auburn National Bancorporation (Nasdaq: AUBN) reported net earnings of approximately $1.6 million, or $0.44 per share, for the second quarter of 2010, compared to $0.9 million, or $0.25 per share, for the second quarter of 2009. Net earnings for the first six months of 2010 were $3.2 million, or $0.88 per share, compared to $1.2 million, or $0.32 per share, for the same period in 2009.

Excluding the effects of non-operating items such as securities gains (losses) and expenses related to other real estate owned and prepayment penalties on long-term debt, second quarter 2010 operating net earnings were approximately $1.5 million, or $0.40 per share, compared to second quarter 2009 operating net earnings of approximately $1.7 million, or $0.46 per share.

E.L. Spencer, Jr., President, CEO and Chairman of the Board, commented: “In addition to maintaining strong capital and liquidity, the Company continues to generate solid profits in a difficult operating environment. We believe the Company is well positioned for continued profitability in 2010.”

Net interest income (tax-equivalent) was $5.1 million for the second quarter of 2010, an increase of approximately 4% from the second quarter of 2009. Net interest income (tax-equivalent) increased primarily due to net interest margin expansion. Average loans were $378.5 million in the second quarter of 2010, an increase of $4.0 million, or 1% from the second quarter of 2009. Average deposits were $606.0 million in the second quarter of 2010, a decrease of $5.2 million, or 1%, from the second quarter of 2009.

Mr. Spencer continued, “The Company has been able to maintain its volume of total loans outstanding despite industry trends to the contrary. While loan growth will remain a challenge for the foreseeable future, we believe the Company is well positioned for growth as the economy and loan demand improve.”

The provision for loan losses during the second quarter of 2010 was $750,000, compared to $700,000 in the second quarter of 2009. The Company’s annualized net charge-off ratio was 0.76% in the second quarter of 2010, compared to 0.63% in the second quarter of 2009

Nonperforming assets decreased on a linked-quarter basis. Nonperforming assets were 1.98% of total assets at June 30, 2010, compared to 2.28% of total assets at March 31, 2010.

-more-

Reports Second Quarter Net Earnings/page 2

Mr. Spencer continued, “We continue to work diligently to resolve and reduce our nonperforming assets. During the second quarter of 2010, the Company reported a net decrease in nonperforming assets of $2.5 million or 14% when compared to the first quarter of 2010. More importantly, the majority of the decrease was due to payments received and not charge-offs or write-downs.”

Operating noninterest income (which excludes non-operating items mentioned below) was approximately $1.4 million in the second quarter of 2010, compared to $2.0 million in the second quarter of 2009. This change is primarily due to a decrease in mortgage lending income, reflecting a significant decrease in the level of mortgage refinance activity during the second quarter of 2010 compared to the record levels reported during the second quarter of 2009.

Total noninterest income, including non-operating items, was approximately $2.8 million in the second quarter of 2010, compared to $1.3 million in the second quarter of 2009. The increase in total noninterest income is primarily due to a decrease in other-than-temporary impairment charges reflected within net securities gains (losses). The Company recorded no other-than-temporary impairment charges in the second quarter of 2010, compared to approximately $1.3 million of other-than-temporary impairment charges in the second quarter of 2009. Other-than-temporary impairment charges recognized in earnings during the second quarter of 2009 primarily related to the Company’s investments in pooled trust preferred securities and the common stock and trust preferred securities of Silverton Financial Services, Inc.

Operating noninterest expense (which excludes non-operating items mentioned below) was approximately $3.6 million in the second quarter of 2010, compared to $3.9 million in the second quarter of 2009. The decrease is primarily due to a decrease in FDIC and other regulatory assessments of $0.3 million. FDIC and other regulatory assessments expense for the second quarter of 2009 included a one-time special assessment charge from the FDIC.

Total noninterest expense, including non-operating items, was approximately $4.8 million during the second quarter of 2010, compared to $3.9 million in the second quarter of 2009. The increase in total noninterest expense is primarily due to an increase in other real estate owned expense of $0.9 million and prepayment penalties on long-term debt of $0.3 million. These charges were partially offset by a decrease in FDIC and other regulatory assessments expense of $0.3 million previously discussed. The increase in other real estate owned expense primarily related to write-downs of the carrying value of certain foreclosed (OREO) properties based on current appraisals.

In the second quarter of 2010, the Company paid cash dividends of $0.195 per share. At June 30, 2010, the Bank’s regulatory capital was well above the minimum amounts required to be “well capitalized.”

About Auburn National Bancorporation

Auburn National Bancorporation, Inc. (the “Company”) is the parent company of AuburnBank (the “Bank”), with total assets of approximately $784 million. The Bank is an Alabama state-chartered bank that is a member of the Federal Reserve System and has operated continuously since 1907. Both the Company and the Bank are headquartered in Auburn, Alabama. The Bank conducts its business in East Alabama, including Lee County and surrounding areas. The Bank operates full-service branches in Auburn, Opelika, Hurtsboro and Notasulga, Alabama. In-store branches are located in the Auburn and Opelika Kroger stores, as well as in the Wal-Mart SuperCenter stores in Auburn, Opelika, and Phenix City, Alabama. Mortgage loan offices are located in Phenix City, Valley and Mountain Brook, Alabama. Additional information about the Company and the Bank may be found by visiting www.auburnbank.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, including, without limitation, statements about future financial and operating results, costs and revenues, economic conditions in our markets, loan demand, net interest margin, securities valuations and performance, loan performance, nonperforming assets, charge-offs, collateral values, and credit quality conditions, as well as statements with respect to our objectives, expectations and intentions and other statements that are not historical facts. Actual results may differ from those set forth in the forward-looking statements.

Forward-looking statements, with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, involve known and unknown risks, uncertainties and other factors, which may be beyond our control,

-more-

Reports Second Quarter Net Earnings/page 3

and which may cause the actual results, performance or achievements of the Company or the Bank to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. You should not expect us to update any forward-looking statements.

All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, including, without limitation, those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2009, and otherwise in our SEC reports and filings.

Explanation of Certain Unaudited Non-GAAP Financial Measures

This press release contains financial information determined by methods other than Generally Accepted Accounting Principles (“GAAP”). The attached financial highlights provide reconciliations between GAAP net earnings and operating net earnings, which exclude gains or losses on items deemed not to reflect core operations, as well as tax-equivalent net interest income and net interest margin. Management uses these non-GAAP financial measures in its analysis of the Company’s performance and believes presentations of “operating” and tax-equivalent financial measures provide useful supplemental information, a clearer understanding of the Company’s performance, and that operating net earnings better reflect the Company’s core operating activities. Management utilizes non-GAAP measures in the calculation of certain of the Company’s ratios, in particular, to analyze on a consistent basis over time the performance of what it considers to be its core operations. The Company believes the non-GAAP measures enhance investors’ understanding of the Company’s business and performance. These measures are also useful in understanding performance trends and facilitate comparisons with the performance of other financial institutions. The limitations associated with operating measures are the risk that persons might disagree as to the appropriateness of items comprising these measures and that different companies might calculate these measures differently. The Company provides reconciliations between GAAP and these non-GAAP measures. These disclosures should not be considered an alternative to GAAP.

-more-

Reports Second Quarter Net Earnings/ page 4

Financial Highlights (unaudited)*

Quarter ended June 30	Six months ended June 30
(Dollars in thousands, except per share amounts)	2010	2009	2010	2009

Results of Operations
Net interest income (a)	$5,126	$4,923	$10,394	$9,807
Less: tax-equivalent adjustment	438	404	875	763

Net interest income (GAAP)	4,688	4,519	9,519	9,044
Noninterest income	2,792	1,263	5,088	1,174

Total revenue	7,480	5,782	14,607	10,218
Provision for loan losses	750	700	2,200	1,250
Noninterest expense	4,809	3,924	8,445	7,477
Income tax expense	314	226	738	313

Net earnings	$1,607	$932	$3,224	$1,178

Per share data:
Basic and diluted net earnings:
GAAP	$0.44	$0.25	$0.88	$0.32
Operating (b)	0.40	0.46	0.68	0.96
Cash dividends declared	$0.195	$0.190	$0.39	$0.38
Weighted average shares outstanding:
Basic and diluted	3,642,877	3,644,491	3,642,996	3,645,652
Shares outstanding, at period end	3,642,693	3,644,097	3,642,693	3,644,097
Book value	$16.21	$14.53	$16.21	$14.53
Common stock price:
High	$21.00	$30.00	$21.95	$30.00
Low	16.86	21.75	16.86	18.07
Period-end:	$18.80	$28.50	$18.80	$28.50
To earnings ratio	15.41	x	25.22	x	15.41	x	25.22 x
To book value	116%	196%	116%	196%
Performance ratios:
Return on average equity:
GAAP	10.96%	6.63%	11.13%	4.12%
Operating (b)	10.01%	11.90%	8.50%	12.26%
Return on average assets:
GAAP	0.82%	0.46%	0.82%	0.30%
Operating (b)	0.75%	0.83%	0.63%	0.89%
Dividend payout ratio	44.32%	76.00%	44.32%	118.75%
Other financial data:
Net interest margin (a)	2.82%	2.64%	2.88%	2.68%
Effective income tax rate	16.35%	19.52%	18.63%	20.99%
Efficiency ratio (c)	55.50%	56.11%	55.19%	53.88%
Asset Quality:
Nonperforming assets:
Nonperforming (nonaccrual) loans	$9,151	$645	$9,151	$645
Other real estate owned	6,341	5,149	6,341	5,149

Total nonperforming assets	$15,492	$5,794	$15,492	$5,794

Net charge-offs	$716	$586	$2,115	$1,002

Allowance for loan losses as a % of:
Loans	1.75%	1.24%	1.75%	1.24%
Nonperforming loans	72%	720%	72%	720%
Nonperforming assets as a % of:
Loans and foreclosed properties	4.05%	1.53%	4.05%	1.53%
Total assets	1.98%	0.72%	1.98%	0.72%
Nonperforming loans as a % of total loans	2.43%	0.17%	2.43%	0.17%
Net charge-offs (annualized) as a % of average loans	0.76%	0.63%	1.12%	0.54%

Selected average balances:
Securities	$326,553	$353,168	$328,813	$345,843
Loans, net of unearned income	378,491	374,465	378,790	373,588
Total assets	785,286	803,903	784,737	791,667
Total deposits	606,041	611,224	602,550	596,158
Long-term debt	114,880	120,997	116,604	122,174
Total stockholders’ equity	58,648	56,265	57,932	57,150
Selected period end balances:
Securities	$333,107	$349,472	$333,107	$349,472
Loans, net of unearned income	376,624	373,221	376,624	373,221
Allowance for loan losses	6,580	4,646	6,580	4,646
Total assets	784,124	800,910	784,124	800,910
Total deposits	605,755	616,442	605,755	616,442
Long-term debt	113,340	118,358	113,340	118,358
Total stockholders’ equity	59,042	52,948	59,042	52,948

*Certain amounts reported in prior periods have been reclassified to conform to the current-period presentation.

(a) Tax equivalent. See “Explanation of Certain Unaudited Non-GAAP Financial Measures” and “Reconciliation of GAAP to non-GAAP Measures (unaudited).”

(b) Operating measures. See “Explanation of Certain Unaudited Non-GAAP Financial Measures” and “Reconciliation of GAAP to non-GAAP Measures (unaudited).”

(c) Efficiency ratio is the result of operating noninterest expense divided by the sum of operating noninterest income and tax-

equivalent net interest income.

Reports Second Quarter Net Earnings/page 5

Reconciliation of GAAP to non-GAAP Measures (unaudited):

	Quarter ended June 30,		Six months ended June 30,
(Dollars in thousands, except per share amounts)	2010	2009	2010	2009

Net earnings, as reported (GAAP)	$1,607	$932	$3,224	$1,178
Non-operating items (net of 37% tax):
Securities (gains) losses, net (a)	(902)	724	(1,563)	2,321
Other real estate owned	574	18	612	5
Prepayment penalty on long-term debt	188	—	188	—

Operating net earnings	$1,467	$1,674	$2,461	$3,504

Net interest income, as reported (GAAP)	$4,688	$4,519	$9,519	$9,044
Tax-equivalent adjustment	438	404	875	763

Net interest income (tax-equivalent)	$5,126	$4,923	$10,394	$9,807

Noninterest income, as reported (GAAP)	$2,792	$1,263	$5,088	$1,174
Non-operating items:
Securities (gains) losses, net	(1,431)	758	(2,481)	2,881

Operating noninterest income	$1,361	$2,021	$2,607	$4,055

Total Revenue, as reported (GAAP)	$7,480	$5,782	$14,607	$10,218
Tax-equivalent adjustment	438	404	875	763
Non-operating items:
Securities (gains) losses, net	(1,431)	758	(2,481)	2,881

Total Operating Revenue (tax-equivalent)	$6,487	$6,944	$13,001	$13,862

Noninterest expense, as reported (GAAP)	$4,809	$3,924	$8,445	$7,477
Non-operating items:
Other real estate owned	(911)	(28)	(972)	(8)
Prepayment penalty on long-term debt	(298)	—	(298)	—

Operating noninterest expense	$3,600	$3,896	$7,175	$7,469

Total stockholders’ equity (GAAP)	$59,042	$52,948	$59,042	$52,948
Unrealized (gains) losses on available for sale securities, net of tax	(1,174)	3,305	(1,174)	3,305

Tangible Common Equity	$57,868	$56,253	$57,868	$56,253

(a) Any securities losses for which no tax benefit is recorded are included at the gross amount.